UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 28, 2009

TERADATA CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-33458

Delaware	75-3236470
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2835 Miami Village Drive

Dayton, Ohio 45342

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 548-8348

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 28, 2009, the Board of Directors (the “Board”) of Teradata Corporation (“Teradata”) approved the election of Nancy E. Cooper (“Ms. Cooper”) as a member of the Board, effective as of August 1, 2009 (the “Effective Date”). Teradata expanded the size of the Board from eight to nine to accommodate the addition of Ms. Cooper. Ms. Cooper will serve as a Class I director, until the 2011 Annual Meeting of Stockholders or until such time as her successor is duly elected and qualified or as otherwise provided in Teradata’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Ms. Cooper is an independent director, and there are no arrangements or understandings between Ms. Cooper and any other person pursuant to which Ms. Cooper was selected as a director. There are no transactions involving Ms. Cooper that would be required to be reported under Item 404(a) of Regulation S-K.

As of the Effective Date, Ms. Cooper will participate in certain non-employee director compensation arrangements under the Teradata Corporation Director Compensation Program (the “Program”), a copy of which may be found at Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on May 15, 2008, with the U.S. Securities and Exchange Commission on behalf of Teradata. Under the terms of the Program, Ms. Cooper will receive an initial equity grant of restricted stock units corresponding to the number of whole shares of the common stock of Teradata (“Common Stock”) determined by dividing the dollar amount of the initial equity grant ($75,000.00) by the Fair Market Value (as defined in the Teradata Corporation 2007 Stock Incentive Plan) of one share of Teradata Common Stock on the Effective Date. Ms. Cooper will also receive a mid-year equity award with a dollar value equal to $93,750.00, with such award consisting of (a) stock options to purchase whole shares of Common Stock with the number of options determined by applying the Option Formula (as defined below) to 50% of the dollar value of such award ($46,875.00) at an exercise price for each share subject to the option equal to the Fair Market Value of one such share on August 1, 2009, and (b) a number of restricted stock units of the Company’s Common Stock, which number shall be determined by applying the RSU Formula (as defined below) to 50% of the dollar value of such award ($46,875.00).

The number of shares for each such stock option grant will be determined according to the formula (the “Option Formula”) set forth in the Teradata Corporation Board of Directors Statement of Policy With Respect to Equity Award Approvals (the “Equity Approval Policy”) as follows:

•

The number of shares for a stock option award shall be determined by dividing the applicable dollar value of the option grant by the average of closing per-share price of Teradata common stock as listed on the New York Stock Exchange (“NYSE”) for the 20 trading days immediately preceding the effective date of the equity award, and then dividing the result by the current year’s Black-Scholes valuation factor. The result shall be rounded to the nearest whole share.

The number of shares for each such restricted stock unit award will be determined according to the formula (the “RSU Formula”) set forth in the Equity Approval Policy as follows:

•

To calculate the number of restricted stock units, the approved dollar value of such award for each recipient shall be divided by the average of the closing per-share price of Teradata Common Stock as listed on the NYSE for the 20 trading days immediately preceding the effective date of the equity award. The result shall be rounded to the nearest whole unit or share.

In addition, as of the Effective Date, Ms. Cooper will receive a prorated annual retainer in the amount of $75,000.00, with an additional retainer amount of $5,000.00 for serving as a member of the Audit Committee, each retainer to be paid on a quarterly basis and prorated for the portion of the 2009-2010 Board Year in which Ms. Cooper is a member of the Board or Audit Committee, as applicable. The “2009-2010 Board Year” is defined as the year beginning on the date of the Company’s 2009 Annual Meeting of Stockholders (April 28, 2009) and ending on the date of Teradata’s 2010 Annual Meeting of Stockholders.

As of the Effective Date, the following membership changes were made to the committees of the Board:

•	Mr. Boykin was removed as a member of the Compensation and Human Resource Committee and was named as a member of the Audit Committee;

•	Mr. Kepler was removed as a member of the Audit Committee and was named as a member of the Committee on Directors and Governance; and

•	Ms. Cooper was named as a member of the Audit Committee.

Therefore, effective as of the Effective Date, the membership of the committees of the Board is as follows:

•	Audit Committee: Messrs. Lund (Chair), Boykin and Fu and Ms. Cooper;

•	Compensation and Human Resource Committee: Messrs. Ringler (Chair), Fiore, and Stavropoulos;

•	Committee on Directors and Governance: Messrs. Ringler (Chair), Stavropoulos and Kepler; and

•	Executive Committee: Messrs. Ringler, Koehler, Lund and Stavropoulos.

On July 28, 2009, Teradata issued a press release that announced the election of Ms. Cooper to the Board as of August 1, 2009, a copy of which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is attached with this current report on Form 8-K:

Exhibit No.	Description
99.1	Press Release of Teradata Corporation, dated July 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

Dated: August 3, 2009	By:	/s/ Laura K. Nyquist
Laura K. Nyquist
General Counsel and Secretary

Index to Exhibits

Exhibit No.	Description
99.1	Press Release of Teradata Corporation, dated July 28, 2009.

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